LAW OFFICES OF
J.D. GERAIGERY, P.C.
INTELLECTUAL PROPERTY LAW

JANINE D. GERAIGERY
MEMBER OF THE MASSACHUSETTS BAR MEMBER OF THE NEW YORK BAR REGISTERED PATENT ATTORNEY

EMAIL: JANINE@JDLAWPC.COM

February 25, 2008

R. Lee Miller
Feel Golf Company
1354 Dayton Street, Suite T
Salinas, CA 93901

RE: Doc No.:	Intellectual Property Portfolio 1140 Feel Golf Co., Inc.

Dear Mr. Miller:

    As you are aware, our firm manages and supports the intellectual property portfolio for Feel Golf Co., Inc. This portfolio, which I have attached, includes dozens of trademark and patent applications.

Trademarks

    Feel Golf's trademark portfolio currently includes ten registered marks that protect the name of the company as well as its products. These registered trademarks include "Feel", "Feel Golf', "Sensation", "Competitor", "Dr. Feel", "Designer Wedges", "The Dart Throwers", "The Heater", and "Full Release". Feel Golf's products, including golf clubs, golf grips, golf putters, golf bags, and golf balls are protected under these marks.

    Feel Golf has several other in-use trademarks, protected through the common law, which are not yet registered. These marks are used on other golf clubs and golf club grips and include "Release", "X-Wrap", and "Butterstick".

Patents

    Feel Golf currently has one issued utility patent titled "Improved Golf Club Grip." This patent protects a golf club grip with a progressively reducing diameter from the cap end of the grip to the shaft end of the grip, commonly referred to as a reverse taper. The external surface of the golf club grip extends upwardly into an elevated, linear ridge and

WWW.JDLAWPC.COM
56 CREIGHTON STREET • CAMBRIDGE, MASSACHUSETTS 02140 • TOLL FREE 866-491-2201 • FAX 617-547-3925

extends along the grip, commonly referred to as a reminder rib. This ridge provides the basis for consistent positioning of the grip in the user's hand.

    Feel Golf also has nine issued design patents covering a variety of golf club head and grip designs, including reverse tapers, flared end-caps, and wrap grips. Feel Golf also currently has two patent pending inventions, "Wrap Grip" and "Golf Club Grip," the latter being an improvement upon the aforementioned "Improved Golf Club Grip" patent, with the improvement protecting a flared end cap.

    While the "Improved Golf Club Grip" patent protects a reminder ridge, it does not protect a grip with multiple reminder ribs or ridges. The pending "Golf Club Grip" application does, which is important for the golfer for consistent positioning purposes. In addition, the "Golf Club Grip" application specifically describes a "Y" shaped reminder rib, which is not disclosed in the "Improved Golf Club Grip" patent. This "Y" shaped rib provides for consistent and repeatable finger placement and positioning, increases the Moment of Inertia relative to the golf club head, reduces the torques around the longitudinal axis of the club, and allows the golfer to position the club in such a manner as to induce a controlled draw or fade on the flight of the ball after impact.

    In addition, Feel Golf Inc. has several utility and design patent applications that are upcoming. Five of these inventions relate specifically to the golf club grip and will protect the process for making the grip, grips with a cord, notched underlisting, and metal counterweight. Other applications will cover the Butterstick, Competitor, and Wedge products.

    Although no patent is guaranteed to be valid, an Examiner at the United States Patent and Trademark Office (USPTO) found Feel Golf's patented inventions to be non-obvious after reviewing the prior art. In addition, a registered United States Patent is presumed to be valid.

    If we can be of any further assistance to your investors, please do not hesitate to contact us.

Best Regards, /s/ Janine D. Geraigery Janine D. Geraigery

Enclosures

WWW.JDLAWPC.COM

Feel Golf's 20080225 IP Portfolio
Patents

PTO Information

Status	Type	Name	Application No.	Filed	Publication No.	Date	Patent No.	Date of Patent	Allowed	Issue Fee
Issued	Design	Golf Club Head	29/133,531	12/4/2000			D449,866 S	10/31/2001
Issued	Design	Golf Club Grip	29/199,367	2/17/2004			D504,927 S	5/10/2005
Issued	Design	Golf Club Grip	29/199,460	2/17/2004			D504,928 S	5/10/2005
Issued	Design	Golf Club Grip	29/229,971	5/13/2005			D525,672 S	7/25/2006	2/17/2006	4/3/2006
Issued	Design	Golf Club Grip	29/229,972	5/13/2005			D525,332 S	7/18/2006	2/17/2006	4/3/2006
Issued	Design	Golf Club Grip	29/229,973	5/13/2005			D525,333 S	7/18/2006	2/17/2006	4/3/2006
Issued	Design	Golf Club Grip	29/229,974	5/13/2005			D525,673 S	7/25/2006	2/17/2006	4/3/2006
Issued	Utility	Improved Golf Club Grip	10/783,011	2/23/2004	2005/0187030 A1	8/25/2005	7,175,538	2/13/2007	11/17/2006	12/14/2006
Issued	Design	Golf Club Grip Underlisting -triangular	29/257,344	4/3/2006			D548,298	8/7/2007	3/28/2007	6/13/2007
Issued	Design	Golf Club Grip Underlisting - square	29/257,335	4/3/2006			D548,807	8/14/2007	3/28/2007	6/13/2007
Forthcoming	CIP	Golf Club Grip	11/452,888	6/14/2006
Forthcoming	Utility	Wrap Grip	11/903,682	9/24/2007

On Hold	Design	Butterstick
On Hold	Design	Competitor
On Hold	Design	Wedge
Upcoming	Utility	Process for Making Golf Club Grip
Upcoming	Utility	Golf Club Grip with Cord
Upcoming	Utility	Notched Underlisting for Grip
Upcoming	Utility	Golf Club Grip with a Metal Counterweight
Upcoming	Design	Golf Club Grip with Cord
Upcoming	Design	Multi Colored Golf Bag
Upcoming	Utility	Butterstick
Upcoming	Utility	Competitor

Feel Golf's 20080225 IP Portfolio
Trademarks

PTO Information

Status	Word Mark	Serial No.	Filed	Class	First Use	First Use In Interstate Commerce	Registration No.	Date
Registered	Sensation	75/910,756	2/7/2000	Golf clubs	1988	1988	2484660	9/4/2001
Registered	Competitor	75/910757	2/7/2000	Golf clubs	1988	1988	2484661	9/4/2001
Registered	Feel	74/203,629	9/16/1991	Golf Putters	Aug. 1991	Aug. 1992	1768145	4/27/1993
Registered	Feel	75/902,099	1/21/2000	Golf bags, clubs, and balls	1988	1988	2701638	4/1/2003
Registered	Dr. Feel	76,430,107	7/10/2002	Golf clubs	Mar. 2000	Nov. 2000	2728932	6/24/2003
Registered	Feel Golf	76/482,542	1/13/2003	Golf bags, clubs, and balls	12/3/2002	12/3/2002	2797202	12/23/2003
Registered	Designer Wedges	76/416,291	6/3/2002	Golf clubs	12/3/2001	12/3/2001	2890490	9/28/2004
Registered	The Dart Throwers	75/902,077	1/21/200	Golf bags, clubs, and balls	1992	1992	3058357	2/14/2006
Registered	The Heater	78/793,661	1/18/2006	Golf clubs, namely drivers	1/31/2006	1/31/2006	3327124	10/30/2007
Registered	Full Release	78/867,026	4/21/2006	Golf club grips	1/31/2004	3/27/2004	3334775	11/13/2007
Suspended	The Money Clubs	76/416,292	6/3/2002	Golf clubs
Dead	High Performance Wedges	76/416,293	6/3/2002	Golf clubs
Dead	"Feel"	75/910,758	2/7/2000	Golf bags, clubs, and balls

Upcoming	TICn Face			Golf clubs
Upcoming	Release			Golf club grips
Upcoming	X-Wrap			Golf club grips
Upcoming	X-Line			Golf club grips
Upcoming	X-Line Ful Cord			Golf club grips
Upcoming	Designer Wrap Grip			Golf club grips
Upcoming	Reverse Golf			Golf club grips
Upcoming	Taper Tip Technology			Golf club grips
Upcoming	Butterstick			Golf clubs
Wait	Triple Threat (T3)			Golf clubs
Wait	Maximum Kinetic Release (MKR)			Golf clubs
Wait	73 Wedge			Golf clubs